Exhibit 5.1

[Wilson Sonsini Goodrich & Rosati Letterhead]

August 31, 2010

Accuray Incorporated

1310 Chesapeake Terrace

Sunnyvale, CA 94089

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 31, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, (the “Act”) of 1,500,000 shares of your Common Stock under the 2007 Incentive Award Plan and 585,621 shares of your Common Stock under the 2007 Employee Stock Purchase Plan (collectively the “Shares”).  As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Shares pursuant to the 2007 Incentive Award Plan and 2007 Employee Stock Purchase Plan (collectively the “Plans”).

It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati